EX-99 (12)(a)

October 28, 2022

Legg Mason Global Asset Management Trust 620 Eighth Avenue New York, New York 10018 Franklin Advisers, Inc. One Franklin Parkway San Mateo, CA 94403

Ladies and Gentlemen:
This opinion is furnished to you pursuant to Section 8.5 of the Agreement and Plan of Reorganization (the “Agreement”), dated as of November 19, 2021, by and among Franklin Templeton ETF Trust, a Delaware statutory trust (the “Acquiring Trust”), on behalf of its series Martin Currie Sustainable International Equity ETF (the “Acquiring Fund”), and Legg Mason Global Asset Management Trust, a Maryland statutory trust (the “Target Trust”), on behalf of its series Martin Currie International Sustainable Equity Fund (the “Target Fund”).  All capitalized terms not otherwise defined herein have the meanings ascribed to them in the Agreement.  The Agreement contemplates (i) the sale, assignment, conveyance, transfer and delivery of the Assets of the Target Fund to the Acquiring Fund in exchange for (A) the Acquiring Fund Shares, and (B) the assumption by the Acquiring Fund of the Liabilities of the Target Fund; and (ii) the distribution, in accordance with Section 1.2(d) of the Agreement, of the Acquiring Fund Shares to the Target Fund Shareholders in exchange for their shares in the Target Fund and in liquidation of the Target Fund (such sale, assignment, conveyance, transfer, delivery, assumption, and distribution is referred to herein as the “Reorganization”).  For the avoidance of doubt, the “Reorganization” does not include any recapitalization or redemption transaction pursuant to Section 5.1(p) of the Agreement.1
In connection with this opinion we have examined and relied upon the originals or copies, certified or otherwise identified to us to our satisfaction, of the Agreement, the Prospectus/Proxy Statement for the Acquisition of the Assets and Assumptions of the

1 Pursuant to Section 5.1(p) of the Agreement, the Target Fund will, prior to the Closing, (i) recapitalize so that it has a single class of shares outstanding and so that each holder of that single class of shares holds shares of that single class immediately after the recapitalization with an aggregate value equal to the aggregate value of any shares of the Target Fund held immediately prior to the recapitalization, and (ii) following the recapitalization (but, for the avoidance of doubt, prior to the Closing), redeem all fractional shares of the Target Fund outstanding on the records of the Target Fund’s transfer agent. We view the recapitalization transaction and the redemption transaction as separate from the Reorganization, and we express no opinion on the tax consequences of those transactions.

Morgan, Lewis & Bockius llp
One Federal Street	+1.617.341.7700
Boston, MA 02110-1726
United States	+1.617.341.7701

Legg Mason Global Asset Management Trust
Franklin Advisers, Inc.
October 28, 2022
Page Two

Liabilities of Target Fund By and in Exchange for Shares of Acquiring Fund, dated May 9, 2022, and related documents (collectively, the “Reorganization Documents”).  In that examination, we have assumed the genuineness of all signatures, the capacity and authority of each party executing a document to so execute the document, the authenticity and completeness of all documents purporting to be originals (whether reviewed by us in original or copy form) and the conformity to the originals of all documents purporting to be copies (including electronic copies).  We have also assumed that each agreement and other instrument reviewed by us is valid and binding on the party or parties thereto and is enforceable in accordance with its terms, and that there are no contracts, agreements, arrangements, or understandings, either written or oral, that are inconsistent with or that would materially alter the terms of the Agreement or the other Reorganization Documents.
As to certain factual matters, we have relied with your consent upon, and our opinion is limited by, the representations of the various parties set forth in the Reorganization Documents and in certificates of the Target Trust, on behalf of the Target Fund, and the Acquiring Trust, on behalf of the Acquiring Fund, each dated as of the date hereof (the “Certificates”).  Our opinion assumes (i) that all representations set forth in the Reorganization Documents and in the Certificates will be true and correct in all material respects as of the date of the Reorganization (and that any such representations made “to the best knowledge of”, “to the knowledge of”, or “in the belief of”, or otherwise similarly qualified, are true and correct in all material respects without any such qualification), and (ii) that the Agreement is implemented in accordance with its terms and consistent with the representations set forth in the Reorganization Documents and Certificates.  Our opinion is limited solely to the provisions of the Internal Revenue Code of 1986, as amended and as presently in effect (the “Code”), existing case law, existing permanent and temporary treasury regulations promulgated under the Code, and existing published revenue rulings and procedures of the Internal Revenue Service that are in effect as of the date hereof, all of which are subject to change and new interpretation, both prospectively and retroactively.  We assume no obligation to update our opinion to reflect other facts or any changes in law or in the interpretation thereof that may hereafter occur.
On the basis of and subject to the foregoing, with respect to the Reorganization, we are of the opinion that, for United States federal income tax purposes:
1.
The Reorganization will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and the Acquiring Fund and the Target Fund will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

2.
No gain or loss will be recognized by the Target Fund upon the transfer of all the Assets to the Acquiring Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all the Liabilities, or upon the distribution of the Acquiring Fund Shares by the Target Fund to the

Legg Mason Global Asset Management Trust
Franklin Advisers, Inc.
October 28, 2022
Page Three

Target Fund Shareholders, except for (A) gain or loss that may be recognized on the transfer of “section 1256 contracts” as defined in Section 1256(b) of the Code, (B) gain that may be recognized on the transfer of stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code, and (C) any other gain or loss that may be required to be recognized upon the transfer of an asset regardless of whether such transfer would otherwise be a non-recognition transaction under the Code.

3.
The tax basis in the hands of the Acquiring Fund of each Asset transferred to the Acquiring Fund in the Reorganization will be the same as the tax basis of such Asset in the hands of the Target Fund immediately prior to the transfer thereof, increased by the amount of gain (or decreased by the amount of loss), if any, recognized by the Target Fund on the transfer.

4.
The holding period in the hands of the Acquiring Fund of each Asset transferred from the Target Fund to the Acquiring Fund in the Reorganization, other than Assets with respect to which gain or loss is required to be recognized, will include the Target Fund’s holding period for such Asset (except where investment activities of the Acquiring Fund have the effect of reducing or eliminating the holding period with respect to an Asset).

5.
No gain or loss will be recognized by the Acquiring Fund upon the receipt of all the Assets of the Target Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all the Liabilities of the Target Fund as part of the Reorganization.

6.
No gain or loss will be recognized by the Target Fund Shareholders upon the exchange of their Target Fund for Acquiring Fund Shares as part of the Reorganization (except with respect to cash received by Target Fund Shareholders in redemption of fractional shares prior to the Reorganization).

7.
The aggregate tax basis of the Acquiring Fund Shares received by each Target Fund Shareholder in the Reorganization will be the same as the aggregate tax basis of the Target Fund Shares exchanged therefor.

8.
Each Target Fund Shareholder’s holding period of the Acquiring Fund Shares received in the Reorganization will include the Target Fund Shareholder’s holding period of the Target Fund Shares exchanged therefor, provided that the Target Fund Shareholder held the Target Fund Shares as capital assets at the time of the Reorganization.

Legg Mason Global Asset Management Trust
Franklin Advisers, Inc.
October 28, 2022
Page Four

9.	The taxable year of the Target Fund will not be required to end solely as a result of the Reorganization.
This opinion is furnished to the Acquiring Trust, on behalf of the Acquiring Fund, and the Target Trust, on behalf of the Target Fund, in connection with the Reorganization and is not to be quoted, circulated, published, or otherwise referred to for any other purpose, in whole or in part, without our express prior written consent.  This opinion may be disclosed to the Target Fund Shareholders, and they may rely on it in connection with the Reorganization, it being understood that we are not establishing any attorney client relationship with any shareholder.  This letter is not to be relied upon for the benefit of any other person or for any other purpose.
We hereby consent to the filing of this opinion as an exhibit to the N-14 Registration Statement relating to the Reorganization and to the use of our name and any reference to our firm in such N-14 Registration Statement or in the prospectus constituting a part thereof.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP
MORGAN, LEWIS & BOCKIUS LLP